Exhibit 5.6

John M. Flynt	The Pinnacle Building	P. O. Drawer 119
	190 E. Capitol Street, Suite 101	Jackson, Mississippi 39205
E-mail: jflynt@brunini.com	Jackson, Mississippi 39201
Direct: 601.973.8797	Telephone: 601.948.3101	Facsimile: 601.960.6902

September 28, 2012

The Bon-Ton Department Stores, Inc.

The Bon-Ton Stores, Inc.

2801 East Market Street

York, Pennsylvania  17402

RE:

Exchange Offer of The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (the “Issuer”), regarding $329,998,000 of its outstanding 10 5/8% Second Lien Senior Secured Notes due 2017 (the “Initial Notes”)

Ladies and Gentlemen:

We have acted as special Mississippi counsel to, and been asked to render the opinions in this letter on behalf of, Carson Pirie Scott II, Inc., a Mississippi corporation (the “Company”), in connection with the Issuer’s offer to exchange the Initial Notes (the “Exchange Offer”) for a like aggregate principal amount of its registered 10 5/8% Second Lien Senior Secured Notes due 2017 (the “Exchange Notes”) with the guarantee of the Company endorsed thereon (the “Exchange Notes Guarantee”). Capitalized terms used, but not otherwise defined, in this opinion letter shall have the respective meanings given those terms in the Issuer’s Registration Statement on Form S-4, dated September 28, 2012, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Exchange Offer (the “Registration Statement”).

I.  EXAMINATION

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (the “Documents”):

1.     the Registration Rights Agreement;

2.     the Indenture;

3.     the Exchange Notes Guarantee;

4.     the Registration Statement;

5.     the Restated Articles of Incorporation of the Company, effective May 19, 1986, as amended effective June 3, 1986, June 15, 1988, January 29, 1991, and March 7, 2006 (collectively, the “Articles”);

6.     the Bylaws of the Company, as amended as of May 11, 1993, September 17, 1998, and December 2, 2009 (collectively, the “Bylaws”);

7.     that certain Written Consent of Board of Directors of the Company dated June 4, 2012, regarding the Exchange Notes Guarantee (the “Resolutions”);

8.     that certain Certificate of Good Standing of the Secretary of State of the State of Mississippi, regarding the Company and issued on September 28, 2012 (the “Good Standing Certificate”); and

9.     that certain Secretary’s Certificate of the Company, as executed by the Secretary of the Company and dated September 28, 2012 (the “Secretary’s Certificate”), certifying as to (a) the Articles, (b) the Bylaws, (c) the Resolutions, and (d) the incumbency and authorization of certain officers of the Company.

The Registration Rights Agreement and the Indenture are collectively referred to in this opinion letter as the “Exchange Documents”. The term “State” refers to the State of Mississippi, but such term does not include municipalities or similar political subdivisions. The term “State Laws” refers to the present, published laws of the State. The term “Bon-Ton” refers to The Bon-Ton Stores, Inc., direct parent of the Issuer and indirect parent of the Company.

As to certain matters of fact in forming the basis of our opinions set forth below, we have, with your permission, relied only upon our examination of, and the representations of the Company in, the Exchange Documents. We have not reviewed any documents other than the Documents, and we have not independently established the facts upon which we have so relied, provided that nothing has come to our attention that would cause our reliance to not be justified.

II.  Assumptions

With your permission, in rendering our opinions below we have assumed the following:

A.    (1) the genuineness of all signatures to the Documents; (2) the legal capacity of all persons executing the Documents; (3) the authenticity of all Documents submitted to us as originals; and (4) the conformity to authentic originals of the Documents of those Documents submitted to us as certified, conformed, electronic, or photostatic copies, and that such copies are complete in all respects;

B.    other than the Company, each party to the Exchange Documents (1) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed, and (2) has and will have the full power, authority, and legal right to execute, deliver, and perform their respective obligations under the Exchange Documents;

C.    each Exchange Document has been duly authorized, executed, and delivered by the parties thereto (other than the Company), and the Exchange Documents constitute the legal, valid, and binding obligations of each such party enforceable against each such party in accordance with its terms;

D.    the execution, delivery, and performance by each party of its obligations under the Exchange Documents do not and will not conflict with, contravene, violate, or constitute a default under (1) any lease, indenture, instrument, or other agreement to which such party or its property is subject, (2) any rule, law, or regulation to which such party is subject (other than the Company with respect to State Law), or (3) any judicial or administrative order or decree of any governmental authority; and

E.     that the Issuer, the Company (other than with respect to State Law), and all related parties to the Exchange Offer have obtained all necessary consents and authorizations to consummate the transactions contemplated by the Exchange Documents.

III.  Exceptions & Qualifications

Our opinions rendered below are also subject to the following exceptions and qualifications:

A.    Our opinion in Paragraph IV.A. regarding the Company’s existence and good standing is based solely upon our review of the Good Standing Certificate.

B.    Our opinions are limited to State Laws, provided that we do not express any opinion as to any securities registration or antifraud laws and regulations of the State. We also express no opinion as to any U.S. federal laws (including, without limitation, securities registration and antifraud laws and regulations).

C.    We do not render any opinions other than those expressly stated in this opinion letter, and no other opinions should be implied.

D.    Our opinions are subject to the effect of: (1) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, preference, liquidation, conservatorship, or other similar laws affecting creditors’ rights generally, and such duties and standards as are or may be imposed on creditors (including, without limitation, good faith, materiality, reasonableness, and fair dealing) under any applicable law or judicial decision; and (2) general principles of equity and public policy, regardless of whether arising in an action at law or in equity.

E.     This opinion letter is solely for the benefit of the Issuer, Bon-Ton, and the Company in connection with the Exchange Offer and any person who becomes a Holder of any Exchange Notes with the Exchange Notes Guarantee endorsed thereon, and this opinion letter may not be relied upon by any other party for any purpose, or in any other transaction, or circulated, quoted, or otherwise referred to, without our express written consent in each case.

IV.  Opinions

Based on the foregoing and subject to the assumption, exceptions, and qualifications stated in this opinion letter, we are of the opinion that:

A.    The Company is a Mississippi corporation that is validly existing and in good standing in the office of the Secretary of State of the State of Mississippi.

B.    The Company has the requisite corporate power and authority, and has taken all requisite corporate action necessary, to execute, deliver, and perform its obligations under the Exchange Documents and the Exchange Notes Guarantee.

C.    The execution, delivery, and performance by the Company of the Exchange Documents and the Exchange Notes Guarantee do not conflict with the Articles or Bylaws of the Company or violate any State Laws.

D.    No approval of or filing with any governmental authority of the State, which has not been obtained or taken and which is not in full force and effect, is required to authorize, or is required in connection with, the execution, delivery and performance of the Exchange Documents and the Exchange Notes Guarantee.

*  *  *

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We also consent to the reliance on this opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) solely for the purposes of Paul Weiss’ opinion letter to the Issuer and Bon-Ton, dated as of the date hereof and filed as Exhibit 5.1 to the Registration Statement.

Yours truly,

/s/ Brunini, Grantham, Grower & Hewes, PLLC

Brunini, Grantham, Grower & Hewes, PLLC